As filed with the Securities and Exchange Commission on August 1, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MobileIron, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0866846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MobileIron, Inc.

401 East Middlefield Road

Mountain View, California 94043

(650) 919-8100

(Address of principal executive offices)

MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan

(Full titles of the plans)

Simon Biddiscombe
Chief Financial Officer
MobileIron, Inc.

401 East Middlefield Road

Mountain View, California 94043

(650) 919-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Medearis Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000 Facsimile: (650) 849-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

		per Share(6)	(6)
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share
-- Amended and Restated 2014 Employee Stock Purchase Plan	1,200,000(2)	$4.31	$5,172,000	$599.44
Total	1,200,000	$4.31	$5,172,000	$599.44

(1)

This Registration Statement covers up to 1,200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Amended and Restated MobileIron, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Represents additional shares of the Registrant’s Common Stock reserved for future issuance under the ESPP and approved by MobileIron, Inc.’s stockholders at its annual meeting held on June 14, 2017.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act based on the average of the high $4.60 and low $4.01 sales prices of the Registrant’s Common Stock on July 31, 2017, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

MobileIron, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional 1,200,000 shares of Common Stock issuable to eligible persons under the MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan, which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on June 13, 2014 (File No. 333-196762), Form S-8 filed on November 2, 2015 (File No. 333-207742), Form S-8 filed on May 2, 2016 (File No. 333-211057) and Form S-8 filed on February 14, 2017 (File No. 333-216057).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 14, 2017 (File No. 001-36471);

(b)

All other reports filed pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on May 30, 2014 (File No. 001-36471), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has obtained insurance policies under which coverage is provided to any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on August 1, 2017.

MOBILEIRON, INC.

By:	/s/ Simon Biddiscombe
Simon Biddiscombe
Chief Financial Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Barry Mainz and Simon Biddiscombe, jointly and severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Mainz	President, Chief Executive Officer and Director	August 1, 2017
Barry Mainz	(Principal Executive Officer)

/s/ Simon Biddiscombe	Chief Financial Officer	August 1, 2017
Simon Biddiscombe	(Principal Financial and Accounting Officer)

/s/ Jessica Denecour	Director	August 1, 2017
Jessica Denecour

/s/ Aaref Hilaly	Director	August 1, 2017
Aaref Hilaly

/s/ Matthew Howard	Director	August 1, 2017
Matthew Howard

/s/ Kenneth Klein	Director	August 1, 2017
Kenneth Klein

/s/ Frank Marshall	Director	August 1, 2017
Frank Marshall

/s/ Tae Hea Nahm	Director	August 1, 2017
Tae Hea Nahm

/s/ James Tolonen	Director	August 1, 2017
James Tolonen

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of MobileIron, Inc.
4.2(2)	Amended and Restated Bylaws of MobileIron, Inc.
4.3(3)	Amended and Restated Investors’ Rights Agreement, dated August 29, 2013.
4.4(4)	Specimen of Common Stock Certificate of the Registrant.
5.1	Opinion of Cooley LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.
99.1(5)	MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan.

(1)	Incorporated by reference to Exhibit 3.1 to Registrant’ s Current Report on Form 8-K (File No. 001-36471) filed on June 17, 2014.
(2)	Incorporated by reference to Exhibit 3.4 to Registrant’ s Registration Statement on Form S-1/A (File No. 333-195089) filed on May 29, 2014.
(3)	Incorporated by reference to Exhibit 4.2 to Registrant’ s Registration Statement on Form S-1 (File No. 333-195089) filed on April 7, 2014.
(4)	Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-1/A (File No. 333-195089) filed on May 29, 2014.
(5)	Incorporated by reference to Appendix A to Registrant’s Definitive Proxy on Form DEF 14A (File No. 001-36471) filed on April 28, 2017.